Exhibit 99.1

News Release

Contacts:

Leslie S. Magee

Chief Financial Officer

225-298-5261

lmagee@he-equipment.com

Kevin S. Inda

Vice President of Investor Relations

225-298-5318

kinda@he-equipment.com

H&E Equipment Services Reports First Quarter 2019 Results

BATON ROUGE, Louisiana — (April 25, 2019) — H&E Equipment Services, Inc. (NASDAQ: HEES) today announced results for the first quarter ended March 31, 2019.

FIRST QUARTER 2019 SUMMARY

•	Revenues increased 20.4% to $313.6 million versus $260.5 million a year ago.

•

Net income was $14.2 million in the first quarter compared to net income of $9.5 million a year ago. The effective income tax rate was 26.4% in the first quarter of 2019 and 27.5% in the first quarter of 2018.

•	Adjusted EBITDA increased 24.7% to $100.9 million in the first quarter compared to $80.9 million a year ago, yielding a margin of 32.2% of revenues compared to 31.1% a year ago.

•

Total equipment rental revenues for the first quarter of 2019 were $176.1 million, an increase of $32.8 million, or 22.9%, compared to $143.3 million a year ago (as adjusted).(1) Rental revenues (as previously reported) for the first quarter of 2019 were $159.7 million, an increase of $30.3 million, or 23.4%, compared to $129.4 million in the first quarter of 2018.(1)

•	New equipment sales increased 27.1% to $59.1 million in the first quarter compared to $46.5 million a year ago.

•	Used equipment sales increased 19.2% to $29.6 million in the first quarter compared to $24.9 million a year ago.

•	Gross margin was 36.3% compared to 35.5% a year ago. The increase in gross margin was largely the result of the improvement in rental and used equipment sales gross margins.

•

Total equipment rental gross margins were 44.3% in the first quarter of 2019 compared to 43.2% a year ago (as adjusted).(1) Rental gross margins (as previously reported) were 48.7% in the first quarter of 2019 compared to 47.6% last year.(1)

•

Average time utilization (based on original equipment cost) was 70.0% compared to 70.4% a year ago. The size of the Company’s rental fleet based on original acquisition cost increased 23.4% from a year ago, to $1.9 billion.

(1)	For a reconciliation of adjustments to prior year data and historical presentations, see page 7.

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H&E Equipment Services Reports First Quarter 2019 Results

April 25, 2019

•	Average rental rates increased 2.3% compared to a year ago and 0.3% sequentially.

•	Dollar utilization was 35.2% in the first quarter compared to 34.7% a year ago.

•	Average rental fleet age at March 31, 2019, was 35.2 months compared to an industry average age of 46.5 months.

Brad Barber, H&E Equipment Services’ chief executive officer and president, said, “Our business is off to a strong start this year, delivering favorable results for the first quarter. Demand for equipment in our non-residential construction markets remained healthy and our rental business produced strong gains, with rental revenues increasing 23.4% from a year ago. We achieved a 2.3% increase in rates versus the year-ago quarter and maintained solid utilization on a significantly larger fleet.”

Barber concluded, “With clearer visibility into the year, our outlook remains positive. Since the return to normal seasonal conditions, project activity in our end-user markets is accelerating and physical utilization is improving. We remain extremely focused on growing our business both organically and through acquisitions.”

FINANCIAL DISCUSSION FOR FIRST QUARTER 2019:

Revenue

Total revenues increased 20.4% to $313.6 million in the first quarter of 2019 from $260.5 million in the first quarter of 2018. Total equipment rental revenues increased 22.9% to $176.1 million compared with $143.3 million in the first quarter of 2018 (as adjusted).(1) Rental revenues (as previously reported) increased 23.4% to $159.7 million compared with $129.4 million in the first quarter of 2018.(1) New equipment sales increased 27.1% to $59.1 million from $46.5 million a year ago. Used equipment sales increased 19.2% to $29.6 million compared to $24.9 million a year ago. Parts sales increased 8.1% to $30.4 million from $28.2 million in the first quarter of 2018. Service revenues increased 3.5% to $15.6 million compared to $15.0 million a year ago.

Gross Profit

Gross profit increased 22.8% to $113.7 million from $92.6 million in the first quarter of 2018. Gross margin was 36.3% for the quarter ended March 31, 2019, as compared to 35.5% for the quarter ended March 31, 2018. On a segment basis, gross margin on total equipment rentals was 44.3% in the first quarter of 2019 compared to 43.2% in the first quarter of 2018 (as adjusted).(1) Rental margins (as previously reported) were 48.7% in the first quarter of 2019 compared to 47.6% last year.(1) On average, rental rates were 2.3% higher than rates in the first quarter of 2018. Time utilization (based on original equipment cost) was 70.0% in the first quarter of 2019 compared to 70.4% a year ago.

Gross margins on new equipment sales were 11.9% in the first quarter compared to 12.1% a year ago. Gross margins on used equipment sales increased to 35.8% from 31.9% a year ago. Gross margins on parts sales were 26.8% both in the first quarter of 2019 and in the first quarter of 2018. Gross margins on service revenues increased to 67.9% for the first quarter of 2019 compared to 66.4% in the first quarter of 2018.

Rental Fleet

At the end of the first quarter of 2019, the original acquisition cost of the Company’s rental fleet was $1.9 billion, an increase of $351.1 million from the end of the first quarter of 2018. Dollar utilization for the first quarter of 2019 was 35.2% compared to 34.7% for the first quarter of 2018.

(1)	For a reconciliation of adjustments to prior year data and historical presentations, see page 7.

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H&E Equipment Services Reports First Quarter 2019 Results

April 25, 2019

Selling, General and Administrative Expenses

SG&A expenses for the first quarter of 2019 were $78.6 million compared with $65.9 million the prior year, a $12.8 million, or 19.4%, increase. SG&A expenses in the first quarter of 2019 as a percentage of total revenues were 25.1% compared to 25.3% a year ago. Employee salaries, wages, payroll taxes and related employee benefit and other employee related expenses increased $7.9 million, primarily as a result of our acquisitions since March 31, 2018, and a larger workforce and higher incentive compensation related to increased profitability. Legal and professional fees increased $0.7 million. Facility related expenses, primarily rent expense, increased $1.4 million and liability insurance costs increased $0.8 million. Depreciation and amortization increased $0.7 million. Expenses related to Greenfield branch expansions increased $0.7 million compared to a year ago.

Income from Operations

Income from operations for the first quarter of 2019 increased 30.6% to $35.7 million, or 11.4% of revenues, compared to $27.3 million, or 10.5% of revenues, a year ago.

Interest Expense

Interest expense was $16.9 million for the first quarter of 2019 compared to $14.7 million a year ago.

Net Income

Net income was $14.2 million, or $0.40 per diluted share, in the first quarter of 2019 compared to net income of $9.5 million, or $0.26 per diluted share, in the first quarter of 2018. The effective income tax rate was 26.4% in the first quarter of 2019 and 27.5% in the first quarter of 2018.

Adjusted EBITDA

Adjusted EBITDA for the first quarter of 2019 increased 24.7% to $100.9 million compared to $80.9 million in the first quarter of 2018. Adjusted EBITDA as a percentage of revenues was 32.2% compared with 31.1% in the first quarter of 2018.

Non-GAAP Financial Measures

This press release contains certain Non-GAAP measures (EBITDA, Adjusted EBITDA and recasting of certain revenue and cost of revenue numbers detailed below). Please refer to our Current Report on Form 8-K for a description of these measures and of our use of these measures. These measures as calculated by the Company are not necessarily comparable to similarly titled measures reported by other companies. Additionally, these Non-GAAP measures are not a measurement of financial performance or liquidity under GAAP and should not be considered as alternatives to the Company’s other financial information determined under GAAP.

Conference Call

The Company’s management will hold a conference call to discuss first quarter 2019 results today, April 25, 2019 at 10:00 a.m. (Eastern Time). To listen to the call, participants should dial 323-994-2093 approximately 10 minutes prior to the start of the call. A telephonic replay will become available after 1:00 p.m. (Eastern Time) on April 25, 2019, and will continue through May 4, 2019, by dialing 719-457-0820 and entering the confirmation code 1661257.

The live broadcast of H&E Equipment Services’ quarterly conference call will be available online at www.he-equipment.com on April 25, 2019, beginning at 10:00 a.m. (Eastern Time) and will continue to be available for 30 days. Related presentation materials will be posted to the “Investor Relations” section of the Company’s web site at www.he-equipment.com prior to the call. The presentation materials will be in Adobe Acrobat format.

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H&E Equipment Services Reports First Quarter 2019 Results

April 25, 2019

About H&E Equipment Services, Inc.

The Company is one of the largest integrated equipment services companies in the United States with 96 full-service facilities throughout the West Coast, Intermountain, Southwest, Gulf Coast, Mid-Atlantic and Southeast regions. The Company is focused on heavy construction and industrial equipment and rents, sells, and provides parts and services support for four core categories of specialized equipment: (1) hi-lift or aerial platform equipment; (2) cranes; (3) earthmoving equipment; and (4) industrial lift trucks. By providing equipment rental, sales, on site parts, repair, and maintenance functions under one roof, the Company is a one-stop provider for its customers’ varied equipment needs. This full service approach provides the Company with multiple points of customer contact, enabling it to maintain a high quality rental fleet, as well as an effective distribution channel for fleet disposal and provides cross-selling opportunities among its new and used equipment sales, rentals, parts sales, and services operations.

Forward-Looking Statements

Statements contained in this press release that are not historical facts, including statements about H&E’s beliefs and expectations, are “forward-looking statements” within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations are forward-looking statements. Statements containing the words “may”, “could”, “would”, “should”, “believe”, “expect”, “anticipate”, “plan”, “estimate”, “target”, “project”, “intend”, “foresee” and similar expressions constitute forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following: (1) general economic conditions and construction and industrial activity in the markets where we operate in North America; (2) our ability to forecast trends in our business accurately, and the impact of economic downturns and economic uncertainty in the markets we serve; (3) the impact of conditions in the global credit and commodity markets and their effect on construction spending and the economy in general; (4) relationships with equipment suppliers; (5) increased maintenance and repair costs as we age our fleet and decreases in our equipment’s residual value; (6) our indebtedness; (7) risks associated with the expansion of our business and any potential acquisitions we may make, including any related capital expenditures, or our inability to consummate such acquisitions; (8) our possible inability to integrate any businesses we acquire; (9) competitive pressures; (10) security breaches and other disruptions in our information technology systems; (11) adverse weather events or natural disasters; (12) compliance with laws and regulations, including those relating to environmental matters, corporate governance matters and tax matters, as well as any future changes to such laws and regulations; and (13) other factors discussed in our public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, we are under no obligation to publicly update or revise any forward-looking statements after the date of this release. These statements are based on the current beliefs and assumptions of H&E’s management, which in turn are based on currently available information and important, underlying assumptions. H&E is under no obligation to publicly update or revise any forward-looking statements after this press release, whether as a result of any new information, future events or otherwise. Investors, potential investors, security holders and other readers are urged to consider the above mentioned factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.

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H&E Equipment Services Reports First Quarter 2019 Results

April 25, 2019

H&E EQUIPMENT SERVICES, INC.

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

(Amounts in thousands, except per share amounts)

	Three Months Ended
	March 31,	March 31,
	2019	2018
Revenues:
Equipment rentals	$176,129	$137,038
New equipment sales	59,103	46,493
Used equipment sales	29,634	24,853
Parts sales	30,428	28,151
Service revenues	15,568	15,036
Other	2,776	8,911

Total revenues	313,638	260,482

Cost of revenues:
Equipment rentals
Rental depreciation	57,148	46,469
Rental expense	24,768	21,272
Rental other	16,275	12,100

	98,191	79,841
New equipment sales	52,099	40,845
Used equipment sales	19,012	16,937
Parts sales	22,289	20,617
Service revenues	5,004	5,050
Other	3,343	4,607

Total cost of revenues	199,938	167,897

Gross Profit	113,700	92,585

Selling, general, and administrative expenses	78,647	65,880
Merger costs	119	152
Gain on sales of property and equipment, net	(741)	(773)

Income from Operations	35,675	27,326

Interest expense	(16,855)	(14,653)
Other income, net	532	395

Income before provision for income taxes	19,352	13,068

Provision for income taxes	5,109	3,590

Net income	$14,243	$9,478

NET INCOME PER SHARE:
Basic – Net income per share	$0.40	$0.27

Basic – Weighted average number of common shares outstanding	35,787	35,592

Diluted – Net income per share	$0.40	$0.26

Diluted – Weighted average number of common shares outstanding	35,973	35,879

Dividends declared per common share	$0.275	$0.275

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H&E Equipment Services Reports First Quarter 2019 Results

April 25, 2019

H&E EQUIPMENT SERVICES, INC.

SELECTED BALANCE SHEET DATA (unaudited)

(Amounts in thousands)

	March 31,	December 31,
	2019	2018
Cash	$6,442	$16,667
Rental equipment, net	1,189,677	1,141,498
Total assets	2,005,592	1,727,181
Total debt (1)	1,216,372	1,121,487
Total liabilities	1,743,593	1,470,378
Stockholders’ equity	261,999	256,803
Total liabilities and stockholders’ equity	$2,005,592	$1,727,181

(1)	Total debt consists of the aggregate amounts on the senior secured credit facility, senior unsecured notes and finance or capital lease obligations.

H&E EQUIPMENT SERVICES, INC.

UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Amounts in thousands)

	Three Months Ended March 31,
	2019	2018
Net Income	$14,243	$9,478
Interest Expense	16,855	14,653
Provision (benefit) for income taxes	5,109	3,590
Depreciation	63,668	52,353
Amortization of intangibles	952	705

EBITDA	$100,827	$80,779

Merger costs	119	152

Adjusted EBITDA	$100,946	$80,931

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H&E Equipment Services Reports First Quarter 2019 Results

April 25, 2019

H&E EQUIPMENT SERVICES, INC.

UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Amounts in thousands)

	Quarter Ended 3/31/18(1)					Quarter Ended 3/31/19
	As Previously Reported	Hauling Fees(a)	As Currently Reported	Other Rental Fees(b)	As Adjusted	As Currently Reported
REVENUES
Equipment rentals(2)
Rentals	$129,361	$—	$129,361	$—	$129,361	$159,660
Rentals other	—	7,677	7,677	6,267	13,944	16,469

Total equipment rentals	129,361	7,677	137,038	6,267	143,305	176,129
New equipment sales	46,493	—	46,493	—	46,493	59,103
Used equipment sales	24,853	—	24,853	—	24,853	29,634
Parts sales	28,151	—	28,151	—	28,151	30,428
Services revenues	15,036	—	15,036	—	15,036	15,568
Other	16,588	(7,677)	8,911	(6,267)	2,644	2,776

Total revenues	260,482	—	260,482	—	260,482	313,638

COST OF REVENUES
Rental depreciation	46,469	—	46,469	—	46,469	57,148
Rental expense	21,272	—	21,272	—	21,272	24,768
Rental other	—	12,100	12,100	1,565	13,665	16,275

	67,741	12,100	79,841	1,565	81,406	98,191
New equipment sales	40,845	—	40,845	—	40,845	52,099
Used equipment sales	16,937	—	16,937	—	16,937	19,012
Parts sales	20,617	—	20,617	—	20,617	22,289
Services revenues	5,050	—	5,050	—	5,050	5,004
Other	16,707	(12,100)	4,607	(1,565)	3,042	3,343

Total cost of revenues	167,897	—	167,897	—	167,897	199,938

GROSS PROFIT
Equipment rentals
Rentals	61,620	—	61,620	—	61,620	77,744
Rentals other	—	(4,423)	(4,423)	4,702	279	194

	61,620	(4,423)	57,197	4,702	61,899	77,938
New equipment sales	5,648	—	5,648	—	5,648	7,004
Used equipment sales	7,916	—	7,916	—	7,916	10,622
Parts sales	7,534	—	7,534	—	7,534	8,139
Services revenues	9,986	—	9,986	—	9,986	10,564
Other	(119)	4,423	4,304	(4,702)	(398)	(567)

Total gross profit	$92,585	$—	$92,585	$—	$92,585	$113,700

GROSS MARGIN
Equipment rentals
Rentals	47.63%	—	47.63%	—	47.63%	48.69%
Rentals other	—	-57.61%	-57.61%	75.03%	2.00%	1.18%

	47.63%	-57.61%	41.74%	75.03%	43.19%	44.25%
New equipment sales	12.15%	—	12.15%	—	12.15%	11.85%
Used equipment sales	31.85%	—	31.85%	—	31.85%	35.84%
Parts sales	26.76%	—	26.76%	—	26.76%	26.75%
Services revenues	66.41%	—	66.41%	—	66.41%	67.86%
Other	-0.72%	57.61%	48.30%	-75.03%	-15.05%	-20.43%

Total gross margin	35.54%	—	35.54%	—	35.54%	36.25%

(1)

(a) We have recast the prior year period information to conform to the current year presentation of hauling fees and related cost of revenues included within Equipment Rentals rather than included within Other Revenues as previously reported. (b) Upon our adoption of the new lease accounting guidance (ASC 842), certain ancillary fees associated with our equipment rental activities, such as damage waiver income, environmental fees and fuel and other recovery fees, are properly included within our Rental Revenue segment rather than Other Revenues as previously reported. Because we elected to not recast prior periods upon ASC 842 adoption, the table above recasts these amounts on an “As Adjusted” basis to conform to the current year presentation.

(2)

Pursuant to SEC Regulation S-X, our equipment rental revenues are aggregated and presented in our unaudited consolidated statements of income in this press release as a single line item, “Equipment Rentals”. The above table disaggregates our equipment rental revenues for discussion and analysis purposes only.

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